Exhibit 99.1

GrafTech Announces the Closing of its Secondary Offering and Concurrent Share Buyback

BROOKLYN HEIGHTS, Ohio — August 13, 2018 — GrafTech International Ltd. (NYSE: EAF) (the “Company”) today announced the closing of its secondary offering of 23,000,000 shares of its common stock. The shares were sold by the majority stockholder, an affiliate of Brookfield Business Partners LP, a publicly listed business services and industrials company of Brookfield Asset Management Inc., at a price to the public of $20.00 per share.

In connection with the offering, the selling stockholder granted the underwriters a 30 day option to purchase up to an additional 3,450,000 shares of common stock.

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC acted as joint lead book running managers and as representatives of the underwriters for the offering; Citigroup Global Markets Inc., RBC Capital Markets, LLC, HSBC Securities (USA) Inc. and BMO Capital Markets Corp. acted as joint book running managers for the offering. CIBC Capital Markets, National Bank Financial Inc., Scotia Capital (USA) Inc. and TD Securities (USA) LLC acted as co-managers for the offering.

A registration statement relating to these securities was declared effective as of August 8, 2018 by the Securities and Exchange Commission. The offering was made only by means of the written prospectus forming part of the registration statement. Copies of the final prospectus relating to the offering may be obtained from: J.P. Morgan Securities LLC, Attention: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

In addition, pursuant to a share repurchase agreement with the selling stockholder, the Company repurchased 11,688,311 shares from Brookfield. The price per share paid by the Company is equal to the price paid by the underwriters in the offering net of underwriting commissions and discounts. The Company funded the share repurchase from cash on hand. The share repurchase was consummated concurrently with the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace (or EAF) steel and other ferrous and non-ferrous metals.

Contact:

Meredith Bandy

Vice President, Investor Relations and Corporate Communications

(216) 676-2000

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release regarding the Company that are not historical facts are “forward-looking statements” that involve risks and uncertainties. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.